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                                  EXHIBIT 10.23

                      RAYONIER SPLIT-DOLLAR LIFE INSURANCE
                 DEFERRED COMPENSATION RETENTION BENEFIT PROGRAM


The Rayonier Split-Dollar Life Insurance/Deferred Compensation Retention Benefit Program (the"Program") was approved by the Compensation and Management Development Committee for implementation effective January 1, 2000. The Program is designed to promote retention of eligible senior executives by providing enhanced benefits for a 15-year period from date of retirement. The Program includes an early retirement benefit option available at the later of age 60 or five years from the Program implementation date, and the executive must remain in Rayonier's employ until retirement to be eligible for the enhanced benefits.

The Company has purchased a split-dollar life insurance policy for each of the four eligible executives to facilitate funding of Program benefits. Premiums paid by the Company will be recaptured upon the executive's death. If death occurs prior to retirement, the premiums are refunded from the death benefit with the remainder paid to the executive's estate. If the executive's death is post-retirement, the Company will receive the entire death benefit proceeds.

Change in control protection is provided for Program benefits both prior to and after retirement by virtue of the individual split-dollar life insurance policies being held in a trust established by the Company. Under the Trust Agreement, upon a "change of control" (as defined under the Rayonier Salaried Employees Retirement Plan) the Company would transfer any amounts due the eligible executives or their beneficiaries under the Program to the trust, with subsequent payment to the executive, or his/her beneficiary, made directly by the trust.

The annual benefits under the Program for each eligible executive, in the event of early retirement and at age 65 retirement, respectively, are as follows:
Mr. Nutter, $60,000 and $70,000. Mr. Berry, $50,000 and $60,000; Mr. Pollack,
$40,000 and $50,000; and Mr. O'Grady, $40,000 and $50,000.